Exhibit 99

           Eaton Reports Third Quarter Net Income of $1.39 Per Share

    CLEVELAND--(BUSINESS WIRE)--Oct. 14, 2003--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.39 for the third quarter of 2003, an increase of 7 percent from net income per share of $1.30 in the third quarter of 2002. Sales in the quarter were $2.03 billion, 11 percent above last year. Net income was $107 million compared to $93 million in 2002.
    Net income in both periods included charges related to restructuring activities. Net income in 2002 also included a gain on the sale of a business, partly offset by a contribution to the Eaton Charitable Fund. Before these items, 2003 third quarter operating earnings per share were 15 percent above 2002, with 2003 operating earnings per share of $1.45 versus $1.26 per share in 2002. Operating earnings for the third quarter of 2003 were $112 million compared to $90 million in 2002.
    For the first nine months of 2003, sales were $5.98 billion, 10 percent higher than in 2002. Net income of $272 million increased 27 percent over last year, and net income per share of $3.67 rose 23 percent above 2002. Operating earnings in the first nine months of 2003 increased to $288 million, 17 percent more than in 2002, and operating earnings per share of $3.88 rose 13 percent compared to last year.
    Alexander M. Cutler, Eaton chairman and chief executive officer, said, "We are very pleased with our third quarter results, which exceeded the guidance we provided at the beginning of the quarter.
    "The sales growth in the third quarter of 11 percent above last year consisted of 8 percent from our recent acquisitions and 3 percent from higher exchange rates. We continued to outperform our end markets, as we estimate that our end markets declined 5 percent compared to the third quarter last year.
    "We continue to make good progress on integrating our recent acquisitions. The profits of the acquired businesses, while still modest, are beginning to reflect the benefits of our integration activities. In addition, working capital in these acquisitions has been significantly reduced and we expect further improvements over the balance of the year.
    "While our end markets remained depressed in the third quarter, we anticipate modest growth in the fourth quarter compared to last year, driven principally by a stronger heavy-duty truck market in North America.
    "We now anticipate full-year net income per share of $4.80 to $4.90 and fourth quarter net income per share of $1.15 to $1.25," said Cutler. "Excluding the restructuring charges to integrate our recent acquisitions, we are also confirming our full-year operating earnings guidance at $5.15 to $5.25 per share, the high end of our previous guidance. We anticipate fourth quarter operating earnings per share will be in the $1.30 to $1.40 range. We are pleased that in spite of end markets which are weaker than we expected at the beginning of the year, and the issuance of an additional 3.7 million shares, we expect to be able to post earnings at the high end of our original full year guidance."

    Business Segment Results

    Third quarter sales of Fluid Power, Eaton's largest business segment, were $683 million, 12 percent above one year earlier. Excluding the impact of the Boston Weatherhead and Mechanical Products acquisitions, sales were up 4 percent over the third quarter of 2002. This compares to a decline of 3 percent in Fluid Power's markets, with North American fluid power industry shipments down about 5 percent, commercial aerospace markets off 10 percent, and defense aerospace markets up by 12 percent. Operating profits in the third quarter were $65 million. Operating profits before restructuring charges were $67 million, up 34 percent compared to a year earlier, reflecting significantly improved results across most of the business.
    "Our view of our end markets in this segment remains largely unchanged. We do not anticipate a recovery in the traditional mobile and industrial hydraulics markets until next year," said Cutler. "The decline in the commercial aerospace market has occurred as we expected. Military aerospace markets have been strong, largely offsetting the decline in the commercial markets."
    In the Electrical segment (formerly the Industrial & Commercial Controls segment), third quarter sales were $612 million, up 21 percent from last year. Excluding the impact of the Delta and Commonwealth Sprague Capacitor acquisitions and the new joint venture formed with Caterpillar, third quarter sales were up 2 percent compared to 2002. Operating profits in the third quarter were $49 million. Operating profits before restructuring charges were $54 million, up 10 percent from results one year ago.
    "End markets for our electrical business remained weak during the third quarter, with an estimated 3 percent decline in the markets for this business compared to last year," said Cutler. "We expect that the overall electrical markets will remain flat for the balance of 2003, with modest growth expected to resume in the first half of next year.
    "The profitability of our base electrical business has improved significantly, and the integration of the electrical division of Delta, which we purchased at the end of January, continues on plan," said Cutler. "Even so, the Delta acquisition reduced the Electrical segment's operating margins for the quarter by slightly less than two percentage points. We are encouraged by the rate of improvement in our Delta acquisition and expect further improvement in the fourth quarter.
    "During the third quarter, Eaton formed a joint venture with Caterpillar to provide switchgear products under the Cat brand name. The joint venture operates under the name Intelligent Switchgear Organization LLC and is 51 percent owned by Eaton. We expect annual revenues within the next two to three years to be in excess of $100 million."
    Among major contract wins in the Electrical segment in the third quarter was a contract to supply electrical equipment for Phase I of the new Terminal 5 at Heathrow Airport. Terminal 5 will proceed in phases, with the entire project scheduled to be completed by 2006.
    The Automotive segment posted third quarter sales of $395 million, 1 percent above the comparable quarter of last year. Both NAFTA and European automotive production declined 5 percent compared to the same period last year. Operating profits were $44 million, down 15 percent from a year ago.
    "Automotive segment revenue outpaced its end markets, as it has done consistently all year," said Cutler. "Our margins during the quarter continued to be negatively impacted by increased costs related to new product launches and several facility relocations which are currently underway. We expect to make further progress on these programs during the fourth quarter, which should lead to an improvement in margins."
    The Truck segment posted sales of $336 million in the third quarter, up 4 percent compared to last year, and recorded operating profits of $52 million, a 17 percent increase over 2002. NAFTA heavy-duty truck production was down 16 percent compared to last year, reflecting the fact that the third quarter of 2002 was the height of the "pre buy" that occurred in 2002, and NAFTA medium-duty truck production was down 4 percent. European truck production was down 5 percent and Brazil vehicle production was down 1%.
    "Third quarter production of NAFTA heavy-duty trucks totaled about 47,000 units," said Cutler. "In light of the slightly weaker than expected industry bookings levels in August and September, we expect fourth quarter production of heavy-duty trucks in NAFTA to be approximately 52,000 units, resulting in full year production totaling 180,000 units.
    "We are pleased to announce today that Eaton, together with Shaanxi Fast Gear Works Co., Ltd. and Xiang Torch Investment Co., Ltd., have signed an agreement to form a joint venture in Xi'an, China to produce heavy-duty truck transmissions for the growing Chinese market. Eaton will have 55 percent ownership of the venture, which will be called Eaton Fast Gear Company. The joint venture will be formally set up upon obtaining regulatory approval. Production is expected to begin in the fourth quarter of 2004.

    Eaton is a global diversified industrial manufacturer with 2002 sales of $7.2 billion that is a leader in fluid power systems; electrical power quality, distribution and control; automotive engine air management and fuel economy; and intelligent systems for fuel economy and safety in trucks. Eaton has 51,000 employees and sells products in more than 50 countries. For more information, visit www.eaton.com.

    Notice of Conference Call: Eaton's conference call to discuss its third quarter results is available to all interested parties via live audio webcast today at 10 a.m. EDT through the Investor Relations tab on Eaton's home page at www.eaton.com. This news release can be accessed under the Corporate News heading on the Eaton home page by clicking on the news release.

    This news release contains forward-looking statements concerning the fourth quarter 2003 and the full year 2003 net income per share and operating earnings per share, our worldwide markets, our restructuring programs, working capital, and joint venture revenues and production. These statements should be used with caution. They are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; failure to implement restructuring plans; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; material acquisitions or divestitures; significant costs from new laws and governmental regulations; and unanticipated further deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

    Financial Results

    The company's comparative financial results for the three months and nine months ended September 30, 2003 and 2002 follow:



Eaton Corporation
Comparative Financial Summary

                               Three months ended   Nine months ended
                                  September 30        September 30
                               ------------------- -------------------
(Millions except for
 per share data)                 2003      2002      2003      2002
                                 ----      ----      ----      ----

Net sales                      $  2,026  $  1,830  $  5,978  $  5,434
Income before income taxes          142       132       363       307
Net income                          107        93       272       214

Net income per Common Share
 assuming dilution             $   1.39  $   1.30  $   3.67  $   2.98
Average number of
 Common Shares outstanding         77.2      71.9      74.2      71.7

Net income per Common Share
 basic                         $   1.41  $   1.32  $   3.73  $   3.03
Average number of
 Common Shares outstanding         75.9      70.8      73.1      70.5

Cash dividends paid per
 Common Share                  $   0.48  $   0.44  $   1.36  $   1.32


Reconciliation of net income
 to operating earnings
------------------------------
Net income                     $    107  $     93  $    272  $    214
Excluding reconciling
 items (after-tax)
  Restructuring charges               5         4        16        39
  Contribution to Eaton
   Charitable Fund                    -         6         -         6
  Gain on sale of business            -       (13)        -       (13)
                               --------- --------- --------- ---------
Operating earnings             $    112  $     90  $    288  $    246
                               ========= ========= ========= =========


Net income per Common Share
 assuming dilution             $   1.39  $   1.30  $   3.67  $   2.98
Per share impact of
 reconciling items                 0.06     (0.04)     0.21      0.44
                               --------- --------- --------- ---------
Operating earnings per
 Common Share                  $   1.45  $   1.26  $   3.88  $   3.42
                               ========= ========= ========= =========

See accompanying notes.




Eaton Corporation
Statements of Consolidated Income

                               Three months ended   Nine months ended
                                  September 30        September 30
                               ------------------- -------------------
(Millions except for
 per share data)                 2003      2002      2003      2002
                                 ----      ----      ----      ----

Net sales                      $  2,026  $  1,830  $  5,978  $  5,434

Costs & expenses
----------------
Costs of products sold            1,479     1,316     4,392     3,966
Selling & administrative            327       302       995       917
Research & development               57        51       168       156
Interest expense-net                 20        26        68        80
Gain on sale of business              -       (18)        -       (18)
Other (income) expense-net            1        21        (8)       26
                               --------- --------- --------- ---------
Income before income taxes          142       132       363       307
Income taxes                         35        39        91        93
                               --------- --------- --------- ---------
Net income                     $    107  $     93  $    272  $    214
                               ========= ========= ========= =========

Net income per Common Share
 assuming dilution             $   1.39  $   1.30  $   3.67  $   2.98
Average number of
 Common Shares outstanding         77.2      71.9      74.2      71.7

Net income per Common Share
 basic                         $   1.41  $   1.32  $   3.73  $   3.03
Average number of
 Common Shares outstanding         75.9      70.8      73.1      70.5

Cash dividends paid per
 Common Share                  $   0.48  $   0.44  $   1.36  $   1.32

See accompanying notes.




Eaton Corporation
Business Segment Information

                              Three months ended    Nine months ended
                                 September 30         September 30
                              -------------------  -------------------
(Millions)                      2003      2002       2003      2002
                                ----      ----       ----      ----
Net sales
---------
Fluid Power                   $    683  $    609   $  2,083  $  1,834
Electrical                         612       506      1,701     1,511
Automotive                         395       393      1,267     1,197
Truck                              336       322        927       892
                              --------- ---------  --------- ---------
                              $  2,026  $  1,830   $  5,978  $  5,434
                              ========= =========  ========= =========
Operating profit
----------------
Fluid Power                   $     65  $     44   $    186  $    145
Electrical                          49        49        114       109
Automotive                          44        52        164       172
Truck                               52        45        114        65
                              --------- ---------  --------- ---------
                                   210       190        578       491
Corporate
---------
Amortization of
 intangible assets                  (5)       (5)       (18)      (16)
Interest expense-net               (20)      (26)       (68)      (80)
Gain on sale of business             -        18          -        18
Corporate expense-net              (43)      (45)      (129)     (106)
                              --------- ---------  --------- ---------
Income before income taxes         142       132        363       307
Income taxes                        35        39         91        93
                              --------- ---------  --------- ---------
Net income                    $    107  $     93   $    272  $    214
                              ========= =========  ========= =========

See accompanying notes.




Eaton Corporation
Condensed Consolidated Balance Sheets


                                                  Sept. 30,  Dec. 31,
(Millions)                                          2003       2002
                                                    ----       ----
ASSETS
Current assets
--------------
Cash                                              $     72   $     75
Short-term investments                                 522        353
Accounts receivable                                  1,314      1,032
Inventories                                            735        698
Deferred income taxes & other current assets           306        299
                                                  ---------  ---------
                                                     2,949      2,457
Property, plant & equipment-net                      2,059      1,955
Goodwill                                             1,998      1,910
Other intangible assets                                508        510
Other assets                                           389        306
                                                  ---------  ---------
                                                  $  7,903   $  7,138
                                                  =========  =========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities
-------------------
Short-term debt & current portion
  of long-term debt                               $     41   $    201
Accounts payable                                       504        488
Accrued compensation                                   202        199
Accrued income & other taxes                           284        225
Other current liabilities                              761        621
                                                  ---------  ---------
                                                     1,792      1,734
Long-term debt                                       1,901      1,887
Postretirement benefits other than pensions            639        652
Deferred income taxes & other liabilities              628        563
Shareholders' equity                                 2,943      2,302
                                                  ---------  ---------
                                                  $  7,903   $  7,138
                                                  =========  =========


See accompanying notes.




Eaton Corporation
Notes to the Third Quarter 2003 Earnings Release
Dollars in millions, except per share data (per share data assume dilution)

Acquisition of Business
-----------------------
On January 31, 2003, Eaton acquired the electrical business of Delta plc for approximately $215. The Delta business has operations in Europe and in the Asia Pacific area. Sales in 2002 were $360. The business' major electrical brands include MEM(R), Holec(TM), Bill(TM), Home Automation(TM), Elek(TM) and Tabula(TM). The Delta business is included in the Electrical segment.

On August 5, 2003, Eaton formed a joint venture with Caterpillar Inc. to provide switchgear products under the Cat brand name. The joint venture operates under the name Intelligent Switchgear Organization LLC and is 51% owned by Eaton. Eaton's investment in the joint venture is approximately $30.

Restructuring Charges
---------------------
In 2003, Eaton incurred restructuring charges related primarily to the integration of the Boston Weatherhead fluid power business acquired in November 2002 and the electrical business of Delta plc acquired in January 2003. In 2002, the Company incurred charges to reduce operating costs across its business segments and certain corporate functions. The charges in 2002 were primarily a continuation of restructuring programs initiated in 2001. A summary of these charges follows:




                              Three months ended September 30
                              -------------------------------

                                                      Operating profit
                                       Operating          before
                     Restructuring       profit        restructuring
                        charges        as reported        charges
                     -------------     -----------    ----------------
                      2003   2002     2003     2002     2003     2002
                      ----   ----     ----     ----     ----     ----
Fluid Power          $   2  $   6   $   65   $   44   $   67   $   50
Electrical               5      -       49       49       54       49
Automotive               -      -       44       52       44       52
Truck                    -      -       52       45       52       45
                     -----  -----   ------   ------   ------   ------
Total                $   7  $   6   $  210   $  190   $  217   $  196
                     =====  =====   ======   ======   ======   ======
After-tax            $   5  $   4
Per Common Share     $0.06  $0.05


                              Nine months ended September 30
                             -------------------------------

                                                      Operating profit
                                       Operating          before
                     Restructuring       profit        restructuring
                        charges        as reported        charges
                     -------------     -----------    ----------------
                      2003   2002     2003     2002     2003     2002
                      ----   ----     ----     ----     ----     ----
Fluid Power          $  11  $  24   $  186   $  145   $  197  $   169
Electrical              12     15      114      109      126      124
Automotive               -      1      164      172      164      173
Truck                    -     14      114       65      114       79
                     -----  -----   ------   ------   ------   ------
                        23     54   $  578   $  491   $  601  $   545
                                    ======   ======   ======   ======
Corporate                1      4
                     -----  -----
Total                $  24  $  58
                     =====  =====
After-tax            $  16  $  39
Per Common Share     $0.21  $0.53




The restructuring charges were included in the Statements of Consolidated Income in Costs of products sold or Selling & administrative expense, as appropriate. In Business Segment
Information, the restructuring charges reduced Operating profit of the related business segment or were included in Corporate expense-net, as appropriate.

Contribution to Eaton Charitable Fund
-------------------------------------
In third quarter 2002, a corporate charge of $10 was recorded for a contribution to the Eaton Charitable Fund ($6 after-tax, or $0.09 per Common Share). In the Statements of Consolidated Income, the charge was included in Other (income) expense-net. In Business Segment Information, the charge was included in Corporate expense-net.

Gain on Sale of Business
------------------------
In July 2002, the Navy Controls business was sold resulting in a pretax gain of $18 ($13 after-tax, or $0.18 per Common Share).

Other (Income) Expense-Net
--------------------------
The change of $20 in Other (income) expense-net for third quarter 2003 compared to the same period in 2002 was primarily due to a loss of $1 in foreign exchange in 2003 versus a loss of $5 in 2002, reduced legal expenses of $4 in 2003, and the corporate charge of $10 in third quarter 2002 for the contribution to the Eaton Charitable Fund. The change of $34 in Other (income) expense-net for the first nine months of 2003 compared to the same period in 2002 was primarily due to a gain of $5 in foreign exchange in 2003 versus a loss of $8 in 2002, the corporate charge of $10 in third quarter 2002 for the contribution to the Eaton Charitable Fund, and various other items including reduced legal expenses and favorable legal settlements in 2003.

Pension and Other Postretirement Benefit Expense
------------------------------------------------
Pretax operating income for third quarter 2003 was reduced by $18 ($12 after-tax, or $0.15 per Common Share) compared to the same period in 2002 due to the effect on pension income of the decline in stock market valuations on Eaton's pension fund assets, coupled with lower discount rates associated with pension and other postretirement benefit liabilities. Pretax operating income for the first nine months of 2003 was similarly reduced by $50 ($33 after-tax, or $0.44 per Common Share) compared to the same period in 2002.

Income Taxes
------------
The effective income tax rate for third quarter and the first nine months of 2003 was 25.0%. The rates in 2003 compared to 29.6% for third quarter 2002 and 30.4% for the first nine months of 2002. The lower rates in 2003 reflect many factors, including higher earnings in tax jurisdictions with lower income tax rates and increased tax benefits from tax losses.

Sale of Common Shares
---------------------
In June 2003, Eaton sold 3.7 million Common Shares for net proceeds of $296, which were used to pay down commercial paper and for general corporate purposes.

Reconciliation of Operating Earnings
------------------------------------
This earnings release discloses operating earnings, operating earnings per Common Share and operating profit before restructuring charges for each business segment, each of which excludes amounts that make it different from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that each of these financial measures is useful to investors because it excludes transactions that are unusual due to their nature, size, infrequency, or limited duration and therefore allows investors to more easily compare the Company's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.


    CONTACT: Eaton Corporation
             Gary Klasen, 216-523-4736 (Media Relations)
             William C. Hartman, 216-523-4501 (Investor Relations)